As filed with the Securities and Exchange Commission on October 7, 2021

Registration No. 333-197000

Registration No. 333-231620
Registration No. 333-201531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-197000

FORM S-8 REGISTRATION STATEMENT NO. 333-231620
FORM S-8 REGISTRATION STATEMENT NO. 333-201531

UNDER THE SECURITIES ACT OF 1933

WASHINGTON PRIME GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Indiana	46-4323686
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 621-9000

(Address, including zip code, and telephone number of Principal Executive Offices)

Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan

Glimcher Realty Trust 2012 Incentive Compensation Plan

Washington Prime Group, L.P. 2014 Stock Incentive Plan

2019 Washington Prime Group, L.P. Stock Incentive Plan

(Full Title of the Plan)

Robert P. Demchak General Counsel 180 East Broad Street Columbus, Ohio 43215 (614) 621-9000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Washington Prime Group Inc., an Indiana corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-197000, filed with the SEC on June 24, 2014 and amended on May 20, 2019, registering 10,000,000 shares of Common Stock, issuable under the Washington Prime Group, L.P. 2014 Stock Incentive Plan and the 2019 Washington Prime Group, L.P. Stock Incentive Plan;

•

Registration Statement No. 333-201531, filed with the SEC on January 15, 2015, registering 2,358,066 shares of Common Stock, issuable under the Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan and the Glimcher Realty Trust 2012 Incentive Compensation Plan; and

•	Registration Statement No. 333-231620, filed with the SEC on May 20, 2019, registering 7,290,000 shares of Common Stock issuable pursuant to the 2019 Washington Prime Group, L.P. Stock Incentive Plan.

On June 13, 2021, the Company and certain of its subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 7, 2021.

WASHINGTON PRIME GROUP INC. By: /s/ Louis G. Conforti Louis G. Conforti Chief Executive Officer & Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Robert J. Laikin	Chairman of the Board of Directors	October 7, 2021
Robert J. Laikin

/s/ Louis G. Conforti	Chief Executive Officer and Director	October 7, 2021
Louis G. Conforti	(Principal Executive Officer)

/s/ J. Taggart Birge	Director	October 7, 2021
J. Taggart Birge

/s/ John J. Dillon III	Director	October 7, 2021
John J. Dillon III

/s/ John F. Levy	Director	October 7, 2021
John F. Levy

/s/ Sheryl G. von Blucher	Director	October 7, 2021
Sheryl G. von Blucher

/s/ Mark E. Yale	Executive Vice President and Chief Financial Officer	October 7, 2021
Mark E. Yale	(Principal Financial Officer)

/s/ Melissa A. Indest	Executive Vice President, Finance and Chief Accounting Officer	October 7, 2021
Melissa A. Indest	(Principal Accounting Officer)